UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 12, 2014

HARRIS CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1025 West NASA Blvd., Melbourne, Florida		32919
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(321) 727-9100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 12, 2014, Harris Corporation (the “Company”) entered into a Separation Agreement and Release of All Claims with Gary L. McArthur (the “Separation Agreement”), as contemplated in the Company’s Current Report on Form 8-K filed on February 11, 2014, in which the Company reported that Mr. McArthur was no longer serving as Senior Vice President, Chief Financial Officer and would be leaving the Company to pursue other opportunities and that it was anticipated that the Company and Mr. McArthur would discuss a mutual separation arrangement in the near future.

Under the Separation Agreement, which was approved by the Management Development and Compensation Committee of the Board of Directors of the Company, the Company and Mr. McArthur agreed that (1) the Company will continue to pay Mr. McArthur through February 28, 2014 (the “Separation Date”) his annual base salary at the rate currently in effect; (2) during the period from February 9, 2014 through the Separation Date, Mr. McArthur will make himself available to facilitate the orderly transition of responsibilities and to perform such other services as reasonably requested; (3) for purposes of Mr. McArthur’s post-separation benefits, the separation will be treated as an involuntary separation; (4) the Company will pay Mr. McArthur a lump sum cash payment equal to his current annual base salary of $585,000; (5) the Company will pay the premiums for Mr. McArthur’s medical, dental and vision care plans for a period of up to twelve months following the Separation Date; (6) the Company will pay Mr. McArthur for unused accrued vacation time as of the Separation Date and $25,000 to cover incidental expenses in connection with the separation; (7) the Company will pay Mr. McArthur a fiscal 2014 payout under the Company’s Annual Incentive Plan (“AIP”) equal to his full fiscal 2014 AIP target of $417,000 (in lieu of a pro-rated payout subject to the Company’s financial results and Mr. McArthur’s individual performance against established goals); and (8) the vesting and exercisability of outstanding stock options and the vesting and payout of outstanding performance share unit awards (to be settled in shares) and outstanding restricted stock unit awards (to be settled in shares following the end of the applicable restricted period) held by Mr. McArthur, and any forfeitures related thereto, will be governed by the Company’s applicable equity incentive plan(s) and terms and conditions thereunder in effect at the time of grant of the applicable equity award, except that, notwithstanding such terms and conditions, Mr. McArthur’s outstanding restricted stock unit award will remain outstanding and eligible to vest as if he had remained employed by the Company as of the completion of the applicable restricted period, rather than being paid out on a pro-rated basis. These payments and the other benefits provided are subject to the terms and conditions of the Separation Agreement, which include a release of all claims by Mr. McArthur, confidentiality restrictions, a one-year non-solicitation restriction, a one-year non-competition restriction and other restrictive covenants. The Separation Agreement also provides that it may be revoked by Mr. McArthur for a period of seven days after Mr. McArthur signed it.

The foregoing description of the terms and conditions of the Separation Agreement is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Separation Agreement, which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION

February 14, 2014	By:	/s/ Scott T. Mikuen

Name: Scott T. Mikuen
Title: Senior Vice President, General Counsel and Secretary